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                                                                     EXHIBIT 2.2


                               AMENDMENT NO. 1 TO
                               PURCHASE AGREEMENT
                               ------------------


                  This AMENDMENT NO. 1 TO PURCHASE AGREEMENT is made and entered into as of December 11, 2000 by and between CONOPCO, INC. ("Conopco"), a New York corporation, and FRENCH FRAGRANCES, INC. ("Purchaser"), a Florida corporation.

                              W I T N E S S E T H:

                  WHEREAS, Conopco and Purchaser wish to amend certain provisions of the Purchase Agreement by and between Conopco and Purchaser, dated as of October 30, 2000 (the "Purchase Agreement") as hereinafter provided; and

                  WHEREAS, all capitalized terms contained herein shall have the meanings ascribed to them in the Purchase Agreement, unless otherwise expressly set forth herein. This Amendment, upon execution as provided for below, shall constitute Amendment No. 1 to the Purchase Agreement.

                  NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, and subject to the fulfillment of the conditions set forth below, the parties hereto agree as follows:

         1. Clause (s) of the definition of Purchased Assets set forth in
Section 1.1 of the Purchase Agreement is hereby amended and restated to read as follows:

                  "(s) Purchaser's pro rata share, as set forth on Schedule 1.1(m), of any supplier rebates earned from Closing through December 31, 2001."

         2. Section 2.2(c) of the Purchase Agreement is hereby amended and restated to read as follows:

                  "(c) the Liabilities of Sellers, to the extent relating to the Business in the United States, arising in respect of (i) commissions properly accrued but not yet paid to customers for demonstrators and "beauty advisors", to the extent such commissions are actually earned, and (ii) employee "cruise vacation" bonuses properly accrued but not yet granted, to the extent such bonuses are actually earned (collectively, the "Section 2.2(c) Liabilities"), in each case for fiscal 2000 and for fiscal 2001 in respect of the period to and including the Closing Date; and"

         3. Section 2.2(d) of the Purchase Agreement is hereby amended and restated to read as follows:
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                  "(d) Purchaser's pro rata share, as set forth on Schedule
1.1(m), of customer rebates owed from Closing through December 31, 2001."

         4. Part A of Schedule 2.3 is hereby amended and replaced by the language set forth on Exhibit A hereto.

         5. Section 3.3 of the Purchase Agreement is hereby amended and restated to read as follows:

                  "3.3 Post-September 2 Economics Adjustment.

         (a) Attached hereto as Exhibit H is the "Calculation of Purchase Price Adjustment" setting forth the estimated after-tax net income (determined using Conopco's and its Affiliates' management accounting principles, a true and correct copy of which will be made available to Purchaser upon its request) of the Business for the period from September 3, 2000 to December 31, 2000 (the "Estimated Net Income"). On the Closing Date, the Initial Cash Consideration shall be reduced by the amount of the Estimated Net Income. Within thirty (30) days after the Closing Date, Conopco shall deliver to Purchaser a determination of the final after-tax net income of the Business for the period from September 3, 2000 through December 31, 2000 (the "Actual Pre-Closing Net Income"), calculated in accordance with the consistent application of the accounting principles, practices, methods and policies used in calculating the Estimated Net Income on Exhibit H, except that the Actual Pre-Closing Net Income will be adjusted for the tax rates for each country as set forth on Exhibit H and for the actual foreign exchange rates between September 3, 2000 and December 31, 2000 (calculated monthly). The principles, practices, methods, policies and adjustments described in the immediately preceding sentence are referred to in this Agreement as the "Income Principles." Purchaser shall assist Sellers and their representatives in the preparation of the Actual Pre-Closing Net Income and shall provide Sellers and their representatives access at all reasonable times to the personnel, properties, books and records of the Business for such purpose.

         (b) The Actual Pre-Closing Net Income shall become final and binding upon the parties on the thirtieth day following delivery thereof, unless Purchaser gives written notice of its disagreement with the Actual Pre-Closing Net Income (an "Income Notice of Disagreement") to Conopco on or prior to such date. Any Income Notice of Disagreement shall specify (i) in reasonable detail the nature of any such disagreement so asserted and (ii) only include disagreements based on mathematical errors or on Actual Pre-Closing Net Income not being calculated in accordance with the Income Principles. If an Income Notice of Disagreement is received by Conopco in a timely manner, then the Actual Pre-Closing Net Income shall become final and binding upon Conopco and Purchaser on the earlier of (i) the date Conopco and Purchaser resolve in writing any differences they have with respect to the matters specified in the applicable Income Notice of Disagreement and (ii) the date any disputed matters are finally resolved in writing by the Independent Accountants. The date on


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which such final determination is made (either by mutual agreement of Purchaser and Conopco, or as determined by the Independent Accountants) is hereinafter referred to as the "Income Determination Date."

                  (c) During the 15-day period following delivery of an Income Notice of Disagreement, Conopco and Purchaser shall seek in good faith to resolve in writing any differences they have with respect to the matters specified in the Income Notice of Disagreement. At the end of such 15-day period, the Independent Accountants shall be retained to resolve the issues in dispute. Purchaser and Conopco shall furnish, or cause to be furnished, to the Independent Accountants all information the Independent Accountants shall reasonably request for purposes of making this determination. Conopco and Purchaser shall cause the Independent Accountants to act promptly to resolve the issues in dispute. The Independent Accountants' determination shall be reasoned and in writing and shall be accompanied by a certificate of the Independent Accountants that they reached their decision in accordance with the provisions of this Section 3.3.

                  (d) If the Actual Pre-Closing Net Income shall be less than the Estimated Net Income, then, promptly following the Income Determination Date, and in any event within five (5) Business Days of the Income Determination Date, Purchaser shall pay to Conopco (on behalf of Sellers), as an adjustment to the Purchase Price, the amount by which the Actual Pre-Closing Net Income is less than the Estimated Net Income, by wire transfer of immediately available funds to an account designated by Conopco prior thereto; provided, however, that, if during the period from November 5, 2000 to December 31, 2000 (the "Interim Period"), Purchaser has purchased not less than $11,000,000 of products bearing the Trade Names from Sellers and their Affiliates at customary markups and margins, such adjustment shall not exceed an amount equal to ten percent (10%) of the Estimated Net Income. If the Actual Pre-Closing Net Income shall be greater than the Estimated Net Income, then, promptly following the Income Determination Date and in any event within five (5) Business Days of the Income Determination Date, Conopco shall pay to Purchaser, as an adjustment to the Purchase Price, the amount by which the Actual Pre-Closing Net Income is greater than the Estimated Net Income, by wire transfer of immediately available funds to an account designated by Purchaser prior thereto; provided, however, that if during the Interim Period, Purchaser has purchased not less than $11,000,000 of products bearing the Trade Names from Sellers and their Affiliates at customary markups and margins, such adjustment shall not exceed an amount equal to ten percent (10%) of the Estimated Net Income.

                  (e) It is understood and agreed that (i) the adjustment contemplated by this Section 3.3 is intended to determine the difference between the Estimated Net Income and the Actual Pre-Closing Net Income and (ii) such difference can only be measured if the calculation is done in accordance with the Income Principles for both Estimated Net Income and Actual Pre-Closing Net Income. The scope of the disputes to be resolved by the Independent Accountants shall be limited to whether such calculation was done in accordance with the Income Principles, and whether there were mathematical errors in such


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calculation, and the Independent Accountants are not to make any other determination.

                  (f) Following the Closing (up to the Income Determination
Date), Purchaser shall not take any actions with respect to the accounting books and records of the Business on which the Actual Pre-Closing Net Income is to be based that are not consistent with the Business's past practices. During the period of time from and after the Closing Date through the Income Determination Date, Purchaser shall afford to Sellers and any of their representatives retained by Sellers, in connection with any adjustment to the Purchase Price contemplated by this Section 3.3, reasonable access during normal business hours to all the properties, books, contracts, personnel and records of the Business relevant to the adjustment contemplated by this Section 3.3.

                  3.4  Post-December 31 Economic Adjustment

                  (a) Within thirty (30) days after the Closing Date, Conopco shall deliver to Purchaser a determination of the final after-tax net income of the Business for the period from January 1, 2001 through the Closing Date (the "Actual January Pre-Closing Net Income"), calculated in accordance with the Income Principles, except that the Actual January Pre-Closing Net Income will be adjusted for the tax rates for each country as set forth on Exhibit H and for the actual foreign exchange rates between January 1, 2001 and the Closing Date. Purchaser shall assist Sellers and their representatives in the preparation of the Actual January Pre-Closing Net Income and shall provide Sellers and their representatives access at all reasonable times to the personnel, properties, books and records of the Business for such purpose.

                  (b) The Actual January Pre-Closing Net Income shall become final and binding upon the parties on the thirtieth day following delivery thereof, unless Purchaser gives written notice of its disagreement with the Actual January Pre-Closing Net Income (a "January Income Notice of Disagreement") to Conopco on or prior to such date. Any January Income Notice of Disagreement shall specify (i) in reasonable detail the nature of any such disagreement so asserted and (ii) only include disagreements based on mathematical errors or on Actual January Pre-Closing Net Income not being calculated in accordance with the Income Principles (as adjusted above in Section 3.4(a)). If a January Income Notice of Disagreement is received by Conopco in a timely manner, then the Actual January Pre-Closing Net Income shall become final and binding upon Conopco and Purchaser on the earlier of (i) the date Conopco and Purchaser resolve in writing any differences they have with respect to the matters specified in the applicable January Income Notice of Disagreement and (ii) the date any disputed matters are finally resolved in writing by the Independent Accountants. The date on which such final determination is made (either by mutual agreement of Purchaser and Conopco, or as determined by the Independent Accountants) is hereinafter referred to as the "January Income Determination Date".



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                  (c) During the 15-day period following delivery of a January
Income Notice of Disagreement, Conopco and Purchaser shall seek in good faith to resolve in writing any differences they have with respect to the matters specified in the January Income Notice of Disagreement. At the end of such 15-day period, the Independent Accountants shall be retained to resolve the issues in dispute. Purchaser and Conopco shall furnish, or cause to be furnished, to the Independent Accountants all information the Independent Accountants shall reasonably request for purposes of making this determination. Conopco and Purchaser shall cause the Independent Accountants to act promptly to resolve the issues in dispute. The Independent Accountants' determination shall be reasoned and in writing and shall be accompanied by a certificate of the Independent Accountants that they reached their decision in accordance with the provisions of this Section 3.4.

                  (d) In addition to the payments required to be made pursuant to the provisions of Section 3.3(d), if the Actual January Pre-Closing Net Income is greater than zero (0) dollars, Conopco (on behalf of Sellers) shall pay to Purchaser, within five (5) Business Days of the January Income Determination Date, an amount equal to the Actual January Pre-Closing Net Income. If the Actual January Pre-Closing Net Income is less than zero (0) dollars, Purchaser shall pay to Conopco, within five (5) Business Days of the January Income Determination Date, an amount equal to the absolute value of the Actual January Pre-Closing Net Income.

                  (e) It is understood and agreed that the scope of the disputes to be resolved by the Independent Accountants pursuant to this Section 3.4 shall be limited to whether the calculation of Actual January Pre-Closing Income was done in accordance with the Income Principles (as adjusted above in Section 3.4(a)), and whether there were any mathematical errors in such calculation, and the Independent Accountants are not to make any other determination.

                  (f) Following the Closing (up to the January Income Determination Date), Purchaser shall not take any actions with respect to the accounting books and records of the Business on which the Actual January Pre-Closing Net Income is to be based that are not consistent with the Business' past practices. During the period of time from and after the Closing Date through the January Income Determination Date, Purchaser shall afford to Sellers and any of their representatives retained by Sellers, in connection with any adjustment to the Purchase Price contemplated by this Section 3.4, reasonable access during normal business hours to all the properties, books, contracts, personnel and records of the Business relevant to the adjustment contemplated by this Section 3.4."

         6. The section designation for the section currently designated "3.4." is hereby amended and restated as "3.5".

         7. Schedule 4.17(b) is hereby amended and replaced by Exhibit B hereto.



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         8. The first sentence of Section 5.12 of the Purchase Agreement is hereby amended and restated to read as follows:

                  "Purchaser has obtained from certain financial institutions commitments pursuant to commitment letters dated October 28, 2000, as amended, and November 21, 2000 (the "Commitments") to provide debt financing that is sufficient for Purchaser to consummate the transactions contemplated hereby."

         9. Section 6.2(b)(iv) of the Purchase Agreement is hereby amended and restated to read as follows:

                  "(iv) enter into, renew, terminate or substantially amend or supplement any (A) Contract (except for any Real Property Lease) unless the same is done in the Ordinary Course of Business, (B) Real Property Lease, (C) joint venture, long-term alliance or partnership or (D) consent for the assignment of any Contract, including the Taylor Agreement; provided that, notwithstanding the provisions of this Section 6.2(b)(iv), in the case of clauses (A) and (B) hereof, Conopco may, and may allow or cause the other Sellers to, renew the Manufacturing Agreement between Unilever N.V. and Marsan S.A. dated September 23, 1991 (as amended) and the Consultant Agreement between Elizabeth Arden Co. and Marinelli Communications and Nuhum Albright Associates, Ltd dated March 1, 2000 (as amended) so long as the term of such renewal is for a period of less than or equal to six months from the date of such renewal and the renewal is on substantially the same terms and conditions as the agreement being renewed."

         10. Section 8.1 of the Purchase Agreement is hereby amended and restated to read as follows:

                  "8.1 The Closing. Unless the parties agree otherwise in writing, the Closing shall be held within two Business Days after each of the conditions precedent set forth in Sections 7.1, 7.2 and 7.3 (other than those conditions that by their terms are to be satisfied simultaneously with the Closing) have been satisfied or waived; provided that if such second Business Day occurs before January 31, 2001, Purchaser may extend the date of the Closing to up to January 31, 2001 if it has not yet obtained the Financing. The Closing shall be held at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153. Except as provided in Section 6.16(c), at the Closing, all of the transactions provided for in Article II hereof shall be consummated on a substantially concurrent basis."

         11. The Purchase Agreement, as amended by this Amendment, constitutes the entire agreement with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both written and oral, between Conopco and Purchaser with respect to the subject matter hereof and thereof.



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         12. This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

         13. This Amendment and the Purchase Agreement and any disputes arising under or related hereto or thereto (whether for breach of contract, tortious conduct or otherwise) shall be governed and construed in accordance with the laws of the State of New York, without reference to its conflicts of law principles. Each of the parties hereto waives to the fullest extent permitted by law any right to trial by jury in any action, suit or proceeding brought to enforce, defend or interpret any rights or remedies under, or arising in connection with or relating to, this Agreement.

         14. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

         15. This Amendment shall not constitute a waiver, amendment or modification of any other provision of the Purchase Agreement not expressly referred to herein and shall not be construed as a waiver or consent to any further or future action on the part of any of the parties hereto that would require a waiver or consent of the other parties hereto. Except as expressly amended or modified herein, the provisions of the Purchase Agreement are and shall remain in full force and effect.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]





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                  IN WITNESS WHEREOF, each of the parties hereto has caused this
Amendment No. 1 to Purchase Agreement to be executed on its behalf by its officers or representatives thereunto duly authorized, all as of the date first written above.

                                     CONOPCO, INC.


                                     By: /s/ Mart Laius
                                         --------------------------
                                         Name: Mart Laius
                                         Title: Vice President

                                     FRENCH FRAGRANCES, INC.


                                     By: /s/ Oscar E. Marina
                                         --------------------------------
                                         Name: Oscar E. Marina
                                         Title: Senior Vice President




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